Exhibit 10.1

NTN BUZZTIME, INC.

2014 INCENTIVE BONUS

CHIEF DEVELOPMENT OFFICER (“EXECUTIVE”)

The amount of the Executive’s incentive bonus for the 2014 calendar year shall be earned by the Executive as follows:

•	A percentage, which will be determined by the Nominating and Corporate Governance/Compensation Committee (the “Committee”) of the Board of Directors of NTN Buzztime, Inc. (the “Company”), of nonrecurring revenue generated by certain key accounts and partners of the Company, in each case, as determined by the Committee, but in no event shall the bonus exceed $125,000.
•	A $15,000 bonus if the Company achieves certain cost reduction goals as determined by the Committee.
•	A percentage, which will be determined by the Committee, of the net proceeds the Company raises from a strategic partner in a financing in which Executive played a significant role, as determined by the Committee, in excess of a minimum net proceeds amount determined by the Committee.